Exhibit 10.1

The Hillshire Brands Company Compensation Policy

for Non-Employee Directors

[Amended and Restated on January 23, 2013]

1. Purpose. The purpose of The Hillshire Brands Company Compensation Policy for Non-Employee Directors (the “Policy”) is to establish the compensation for Non-Employee Directors, as defined herein, in a manner that aligns their interests with those of the shareholders of The Hillshire Brands Company (the “Corporation”) and is competitive with comparable companies. Directors who are not Non-Employee Directors will not be compensated pursuant to the Policy. Terms used but not defined in the Policy will have the meanings assigned to them in Schedule A hereto.

2. Effective Date. The Policy was approved by the Board on August 23, 2012 and shall be effective as of June 28, 2012 . The Policy replaces any other plans or policies previously in effect for the purpose described above and will remain in effect until terminated by the Board.

3. Components. Non-Employee Directors’ compensation will consist of the components described below.

A.	Annual Cash Retainer

Amount: $80,000.

Form of Payment: Non-Employee Directors may elect to receive all or a portion of the Annual Cash Retainer in the form of (i) cash payment made on a quarterly basis, in arrears; (ii) restricted stock units (RSUs); or (ii) Shares.

B.	Annual RSU Retainer

Annual Grant Amount: On the first business day of each calendar year (an “Annual Grant Date”), each Non-Employee Director will be granted a whole number of RSUs determined by dividing $120,000 by the Fair Market Value of a Share on such date, rounding down to the nearest whole number of Shares.

Initial RSU Grant for Mid-Year Service Commencement. A Non-Employee Director who is first elected or begins to serve as a Non-Employee Director between Annual Grant Dates shall be granted, on the date that such person is first elected or begins to serve as a Non-Employee Director (the “Initial Grant Date”), a number of RSUs determined by (i) dividing $120,000 by the Fair Market Value of a Share on the Initial Grant Date, (ii) multiplying the quotient by a fraction the numerator of which is the number of whole or partial months between the date of grant and the next Annual Grant Date and the denominator of which is 12 and (iii) rounding the result down to the nearest whole number of Shares.

C.	Additional Retainer for Chairman of the Board and Committee Chairmen and Members:

Amounts: An additional amount will be paid annually to the Non-Employee Directors as follows (the Chairman of the Board retainer, the “Board Chairman Retainer,” and each other retainer, including those paid to either a member or chairman of a committee of the Board, a “Committee Retainer”):

Chairman of the Board	$150,000
Chairman of the Audit Committee	$20,000
Chairman of all other Committees	$10,000
Members of the Audit Committee (other than Chairman)	$7,500

Form of Payment: Committee Retainers and the Board Chairman Retainer shall be paid 50% in cash and 50% in RSUs. However, Non-Employee Directors may elect to receive payment of all or a portion of the cash portion of the Committee Retainer or Board Chairman Retainer, as applicable, in the form of (i) a cash payment made on a quarterly basis, in arrears; (ii) RSUs; or (iii) Shares.

D.	Additional Provisions Related to RSUs and Shares

(i)     Committee Retainer RSU Grant. Any RSUs to be granted to a Non-Employee Director who chairs or serves on a Board committee for which a Committee Retainer is payable will be granted on the Annual Grant Date a whole number of RSUs determined by dividing an amount equal to 50% of the Non-Employee Director’s Committee Retainer by the Fair Market Value of a Share on the Annual Grant Date, rounding the resulting share number down to the nearest whole number of Shares.

(ii)     Board Chairman Retainer RSU Grant. A Non-Employee Chairman of the Board will be granted on the Annual Grant Date a whole number of RSUs determined by dividing an amount equal to 50% of the Non-Employee Director’s Board Chairman Retainer by the Fair Market Value of a Share on the Annual Grant Date, rounding the resulting share number down to the nearest whole number of Shares.

(iii)     Elective RSU and Stock Grants.

(a) A Non-Employee Director may elect to convert all or any portion of an Annual Cash Retainer and/or the cash portion of a Committee Retainer or Board Chairman Retainer (a “Committee Cash Retainer” and “Board Chairman Cash Retainer,” respectively) into RSUs equal in number to (1) the portion of the Annual Cash Retainer, Board Chairman Cash Retainer or Committee Cash Retainer that the Non-Employee Director has elected to convert divided by (2) the Fair Market Value per Share on the date the award is granted and (3) with the quotient rounded down to the nearest whole number of Shares. A Non-Employee Director’s election to convert all or any portion of an Annual Cash Retainer, Board Chairman Cash Retainer or Committee Cash Retainer into RSUs must be in writing, on such forms and at such times as the Board or its designee may prescribe, provided that any election must be made not later than December 31 of the calendar year preceding the calendar year in which the Annual Cash Retainer, Board Chairman Cash Retainer or Committee Cash Retainer would otherwise be paid and, in the case of a Non-Employee Director who is first elected or begins to serve as a Non-Employee Director between Annual Grant Dates, the election must be made prior to the 30th day following the date the Non-Employee Director is first elected or begins to serve as a Non-Employee Director. RSUs resulting from the conversion of an Annual Cash Retainer, Board Chairman Cash Retainer or Committee Cash Retainer will (x) be granted on the Annual Grant Date (or the Initial Grant Date for a Non-Employee Director who is first elected or begins to serve between Annual Grant Dates), (y) not be subject to vesting and (z) will be distributed in Shares on the 30th day following the date the Non-Employee Director ceases to serve on the Board or, if such 30th day falls on a non-trading day, the first day on which the Shares are traded on the New York Stock Exchange following such 30th day.

(b) Each Non-Employee Director may elect to receive Shares in lieu of all or a portion of such Non-Employee Director’s Annual Cash Retainer, Board Chairman Cash Retainer or Committee Cash Retainer for the one year period beginning on the Annual Grant Date next following the date of the written election. Such election will be irrevocable on and after the Annual Grant Date and the Shares will be granted on the Annual Grant Date. In addition, Shares will be granted to any Non-Employee Director who no later than the 30th day after the date on which such Non-Employee Director is first elected or begins to serve as a Non-Employee Director, files with the Board (or such person or Board committee designated by the Board) or its designee a written election, which will be irrevocable, to receive Shares in lieu of all or a portion of the Annual Cash Retainer, if any, that such Non-Employee Director is entitled to receive upon election as a Non-Employee Director as well as all or any portion of the Board Chairman Cash Retainer or Committee Cash Retainer to be paid during the year. Shares will be granted to the Non-Employee Director on the later of the date such Non-Employee Director is first elected or begins to serve as a Non-Employee Director or the third trading day after the date the Board or its designee receives notice of such an election.

(iv)	Terms of Shares. Shares granted pursuant to the Policy prior to October 25, 2012 shall be granted under the Sara Lee Corporation 1999 Non-Employee Director Stock Plan, as amended and restated on April 26, 2012 (the “1999 Plan”); Shares granted pursuant to the Policy on or after October 25, 2012 shall be granted under The Hillshire Brands Company 2012 Long-Term Incentive Stock Plan (the “2012 Plan”), as may be amended or superseded from time to time.

4. Adjustments to RSU Grants.

A. Increases in Amounts. If the amount of a Non-Employee Director’s Committee Retainer or Board Chairman Retainer, as applicable, increases between Annual Grant Dates, the Non-Employee Director will be granted, on the date that such person’s Committee Retainer or Board Chairman Retainer increases, a number of RSUs determined by (i) multiplying the amount by which the Committee Retainer or Board Chairman Retainer increases by 50%, (ii) dividing the product by the Fair Market Value of a Share on the date of grant, (iii) multiplying the quotient by a fraction, the numerator of which is the number of whole or partial months between the date of grant and the next Annual Grant Date and the denominator of which is 12, and (iv) rounding the result down to the nearest whole number of Shares.

B. Decreases in Amount. If the amount of a Non-Employee Director’s Committee Retainer or Board Chairman Retainer, as applicable, decreases between Annual Grant Dates (other than in connection with a termination of service pursuant to Section 8 below), the Non-Employee Director will forfeit, on the date that such person’s Committee Retainer or Board Chairman Retainer decreases, a number of RSUs determined by (i) multiplying the number of Committee RSUs or Board Chairman RSUs that were granted to such Non-Employee Director on the immediately preceding Annual Grant Date by a fraction, the numerator of which is the number of whole or partial months between the date that such person’s Committee Retainer or Board Chairman Retainer decreases and the next Annual Grant Date and the denominator of which is 12, and (ii) rounding the result down to the nearest whole number of Shares.

5. Vesting and Payment of RSU Awards; Terms of RSUs. Each RSU award granted pursuant to Sections 3B and 3C will vest in full on the one-year anniversary of the Annual Grant Date or other grant date, as applicable. Such vested RSUs will be paid to the Non-Employee Director in Shares on the 30th day following the date the Non-Employee Director ceases to serve on the Board or, if such 30th day falls on a non-trading day, the first day on which the Shares are traded on the New York Stock Exchange following such 30th day. RSU awards granted pursuant to the Policy prior to October 25, 2012 shall be granted under the 1999 Plan; RSU awards granted pursuant to the Policy on or after October 25, 2012 shall be granted under the 2012 Plan, as may be amended or superseded from time to time.

6. Dividend Equivalents. RSUs will accrue dividend equivalents at the same rate and at the same times as cash dividends are paid on Shares. Such dividend equivalents will be retained by the Corporation on behalf of the Non-Employee Director and will be paid in cash on the 30th day following the date the Non-Employee Director ceases to serve on the Board or, if such 30th day falls on a non-trading day, the first day on which the Shares are traded on the New York Stock Exchange following such 30th day, provided that, upon written election received by the Corporation, a Non-Employee Director may elect to have all or a portion of any dividend equivalents deemed invested in RSUs for that number of whole Shares having an aggregate value equal to the amount of the accrued cash dividend equivalents with respect to which such election is made, divided by the Fair Market Value of a Share as of the date of such deemed investment (the “Dividend Equivalent RSUs”), which Dividend Equivalent RSUs will be paid in Shares on the 30th day following the date the Non-Employee Director ceases to serve on the Board or, if such 30th day falls on a non-trading day, the first day on which the Shares are traded on the New York Stock Exchange following such 30th day. The date of such deemed investment of dividend equivalents will be (i) the third business day after the date the Board or its designee receives a written election from the Non-Employee Director, with respect to dividend equivalents accrued before the election is made, or (ii) the third business day after cash dividends are paid on Shares, for dividend equivalents that accrue after the date the Board or its designee receives a written election from the Non-Employee Director. In determining the number of Dividend Equivalent RSUs, all calculations will be rounded down to the nearest whole number of Shares.

7. Payment to Alternate Distributee. Prior to the issuance of Shares and payment of cash amounts pursuant to Section 5 or 6 above (the applicable date, the “Settlement Date”), in lieu of issuance or payment to himself or herself, a Non-Employee Director may issue instructions directing that the Corporation issue such Shares and/or pay such cash amounts to an entity or individual other than the Non-Employee Director (each, an “Alternate Distributee”), provided such direction is in writing in a form and manner deemed acceptable to the Board or its designee. In the event that a Non-Employee Director issues instructions to an Alternate Distributee under the preceding sentence, the Shares and cash amounts referenced in the first sentence of this Section will be paid to the Alternate Distributee as soon as practicable after the Non-Employee Director’s Settlement Date; however, the designation of an Alternate Distributee will not alter the income tax treatment or character of the Shares or amounts as to the Non-Employee Director (with the Non-Employee Director being deemed the recipient of all amounts paid to the Alternate Distributee for income tax purposes), unless otherwise required by law. Unless revoked prior to the applicable Settlement Date in writing in a form and manner acceptable to the Board or its designee, the Corporation may fully rely upon the instructions as to an Alternate Distributee and the issuance of Shares or payment of cash amounts in accordance with such instructions will fully satisfy the Corporation’s obligations to the Non-Employee Director as to the RSUs or cash payments related thereto, as applicable. Further, the issuance of instructions to an Alternate Distributee will not alter or otherwise affect the nature or extent of the RSUs related thereto and nothing in this Section 7 will be treated as a violation of any assignment or transfer restrictions applicable to the RSUs. In the event of the death of a Non-Employee Director who, prior to his or her Settlement Date, identified an Alternate Distributee under the preceding provisions of this Section 7, the amount due to the Non-Employee Director under the terms of Section 5 or 6 will be paid to the Alternate Distributee.

8. Termination of Service.

A. Generally. If any Non-Employee Director ceases to serve as a director of the Corporation between Annual Grant Dates other than by reason of misconduct or death or disability, such Non-Employee Director will vest as to a number of RSUs determined by multiplying the total number of RSUs granted to the Non-Employee Director on the immediately preceding Annual Grant Date (or Initial Grant Date, if applicable) by a fraction, the numerator of which is the number of months from the immediately preceding Annual Grant Date (or Initial Grant Date, if applicable), through the end of the month in which the Non-Employee Director ceases to serve as a director of the Corporation and the denominator of which is 12. All of the Non-Employee Director’s remaining RSUs that were granted on the Annual Grant Date (or Initial Grant Date, if applicable) immediately preceding the date on which such Non-Employee Director ceases to serve as a director of the Corporation will be forfeited and canceled without consideration.

B. Misconduct. If a Non-Employee Director is determined, by a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Non-Employee Director whose conduct is in question), to have engaged in misconduct, which shall include the Non-Employee Director having (i) acted in a manner detrimental to the Corporation’s best interests, or (ii) failed to act and such failure to act was detrimental to the Corporation’s best interests, each RSU held by such Non-Employee Director shall, as of the date of the adoption of such resolution, be forfeited and all rights of the Non-Employee Director to or with respect to such RSU shall terminate. No action or failure to act will be deemed by the Board to be detrimental to the Corporation’s best interests unless such action was taken in bad faith or without reasonable belief that such action was in the best interests of the Corporation.

C. Death; Disability. If a Non-Employee Director ceases to be a director of the Corporation due to death or disability, all RSUs held by such Non-Employee Director will vest in full on the date on which such Non-Employee Director ceases to be a director of the Corporation.

9. Amendment or Termination of the Policy. The Board reserves the right to amend or terminate the Policy at any time or waive any of the provisions generally or specifically.

10. Administration of the Policy. The Policy shall be administered by the Board or a Board committee as may be delegated by the Board. The Board has the power to (i) interpret and construe the Policy and (ii) designate persons, including a Board committee to carry out its responsibilities under the Policy and to perform such administrative duties as it deems necessary or advisable, subject to applicable law and such limitations, restrictions and conditions as determined by the Board. No member of any Board committee or the Board shall be personally liable for any action or determination made in good faith with respect to the Policy or to any settlement of any dispute between a Non-Employee Director and the Corporation with respect to the Policy (including the interpretation or administration of the Policy) or any award under the Policy. Any decision or action taken by the Board (or an applicable Board committee or other designee) with respect to the administration or interpretation of the Policy will be conclusive and binding upon all persons.

SCHEDULE A

“Board” means the Board of Directors of the Corporation.

“Fair Market Value” means the closing selling price per Share on the New York Stock Exchange Composite Transactions Tape on the determination date, provided that if there are no sales of Shares reported on such date, the Fair Market Value of a Share on such date will be deemed equal to the closing selling price of a Share on such Composite Tape for the last preceding date on which sales of Shares were reported.

“Non-Employee Director” means a director of the Corporation who is not an employee of the Corporation or any subsidiary of the Corporation.

“Shares” means shares of the Common Stock, par value $.01 per share, of the Corporation.

SCHEDULE B

Deferral Program

1. Purpose. The purpose of this Deferral Program to The Hillshire Brands Company Compensation Policy for Non-Employee Directors (the “Policy”) is to provide Non-Employee Directors with the opportunity to defer the payment of Committee Cash Retainers, Board Chairman Cash Retainers and/or the cash portions of Annual Cash Retainers payable pursuant to the Policy in compliance with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Any portion of an Annual Cash Retainer, Committee Retainer, Board Chairman Retainer and/or any other compensation component under the Policy received, or to be received, in a form other than cash, including RSUs or Shares, may not be deferred by a Non-Employee Director. This Deferral Program will be administered on the basis of the calendar year (the “Program Year”). Capitalized terms used but not defined in this Deferral Program will have the meanings assigned to them in the Policy.

2. Rules for Deferral and Re-Deferral Elections. All Non-Employee Directors will be eligible to participate in the Deferral Program on the day they are first elected or begin service as a Non-Employee Director (an “Eligible Director”). Any Eligible Director may make irrevocable elections to defer receipt of all or any portion not less than 25 percent of (i) the amount of such Eligible Director’s Annual Cash Retainer that such Eligible Director elects to receive in cash (such amount, the “Eligible Annual Cash Retainer”), (ii) such Eligible Director’s Committee Cash Retainer and/or (iii) such Eligible Director’s Board Chairman Cash Retainer (each such election, a “Deferral Election” and any amount deferred pursuant to such an election is referred to as a “Deferral”) for a Program Year in accordance with the rules set forth below.

(a)	A Non-Employee Director will be eligible to make a Deferral only if he is an active member of the Board, or has been elected to the Board on the date such election is made.

(b)	For a Program Year, a Non-Employee Director may make no more than one Deferral Election with respect to the Non-Employee Director’s Eligible Annual Cash Retainer, Committee Cash Retainer and/or Board Chairman Cash Retainer.

(c)	All Deferral Elections must be made in writing on such forms as the Employee Benefits Administrative Committee of the Corporation (the “EBAC”) may prescribe and must be received by the EBAC no later than the date specified by the EBAC. In no event will the date specified by the EBAC with respect to a Deferral Election be later than the end of the Program Year preceding the Program Year in which the period of service for which the Eligible Annual Cash Retainer, Committee Cash Retainer or Board Chairman Cash Retainer payment relates. In the case of the first year in which the Non-Employee Director becomes eligible to participate, such election must be made prior to the 30th day following the date the Non-Employee Director becomes eligible to participate and if made after the date the Non-Employee Director is first elected to or begins service on the Board such election may be made with respect to not more than 90% of the Eligible Annual Cash Retainer, Committee Cash Retainer and Board Chairman Cash Retainer, as applicable, for the Non-Employee Director’s first year of service.

(d)	As part of each Deferral Election, the Non-Employee Director must specify the date on which the Deferral will be paid or commence (a “Distribution Date”). The Distribution Dates specified in a Non-Employee Director’s Deferral Elections may, but need not necessarily, be the same for all Deferrals. Except as provided in subsection (f) below, each Distribution Date is irrevocable and will apply only to that portion of the Non-Employee Director’s Deferral Account (as defined below) which is attributable to the Deferral.

(e)	The Distribution Date selected by a Non-Employee Director as part of a Deferral Election will not be earlier than the January 1 immediately following the first anniversary of the date on which the Deferral Election is made.

(f)	A Non-Employee Director may make an irrevocable election to extend a Distribution Date (a “Re-Deferral Election”); provided, that no Re-Deferral Election will be effective unless (i) the EBAC receives the election not later than 12 months prior to the Distribution Date to be changed, and (ii) the new Distribution Date is not earlier than the fifth anniversary of the prior Distribution Date. The Re-Deferral Election will not take effect until at least 12 months after the date the Re-Deferral Election is made. All Re-Deferral Elections must be made in writing on such forms and pursuant to such rules as the EBAC may prescribe.

(g)	As part of each Deferral Election, a Non-Employee Director must elect the form in which the Deferral will be paid beginning on the selected Distribution Date. The Deferral may be paid in a single lump sum or in substantially equal annual installments over a period not exceeding ten years. Except pursuant to a Re-Deferral Election, a Non-Employee Director’s election as to the form of payment will be irrevocable. If the Non-Employee Director elects an installment method of payment the Distribution Date must be in January. If a Non-Employee Director fails to elect a method of payment, such payment will be payable in a single lump sum.

(h)	As part of each Deferral Election, a Non-Employee Director must elect the investment alternatives that will apply to the Deferral in accordance with Sections 4 and 5 of this Deferral Program.

(i)	Deferral Elections will be irrevocable except as provided in subsection (f) above; provided that if the Committee determines that a Non-Employee Director has an Unforeseeable Financial Emergency (as defined in Section 10 of this Deferral Program), then the Non-Employee Director’s Deferral Elections then in effect shall be revoked with respect to all amounts not previously deferred.

3. Deferral Accounts. All amounts deferred pursuant to a Non-Employee Director’s Deferral Elections under the Deferral Program will be allocated to a bookkeeping account in the name of the Non-Employee Director (a “Deferral Account”) and the EBAC will maintain a separate subaccount under a Non-Employee Director’s Deferral Account for each Deferral. Deferrals will be credited to the Deferral Account as of the Deferral Crediting Date (as defined below) coinciding with or next following the date on which, in the absence of a Deferral Election, the Non-Employee Director would otherwise have received the Deferral. A “Deferral Crediting Date” means the business day coinciding with or next following the 15th day of each calendar month and the business day coinciding with or next following the last day of each calendar month. A Non-Employee Director will be fully vested at all times in the balance of his Deferral Account.

4. Investment Alternatives. A Non-Employee Director must make an investment election at the time of each Deferral Election, subject to the rules described in Section 5 of this Deferral Program. The investment election must be made in writing on such forms and pursuant to such rules as the EBAC may prescribe, subject to such Section 5, and shall designate the portion of the Deferral which is to be treated as invested in each investment alternative. The two investment alternatives will be as follows:

(a)	Share Equivalent Account. Under the Share Equivalent Account, the value of the Non-Employee Director’s Deferral shall be determined as if the Deferral were invested in Shares as of the Deferral Crediting Date. The number of Share equivalents to be credited to the Non-Employee Director’s Deferral Account and appropriate subaccounts on each Deferral Crediting Date will be determined by dividing the Deferral to be “invested” on that date by the Fair Market Value of a Share on that date. Fractional Share equivalents will be computed to two decimal places. An amount equal to the number of Share equivalents multiplied by the dividend paid on a Share on each dividend payment date will be credited to the Non-Employee Director’s Deferral Account and appropriate subaccount as of the Deferral Crediting Date coincident with or next following the dividend payment date and “invested” in additional Share equivalents as though such dividend credits were a Deferral. The number of Shares to be paid to a Non-Employee Director on a Distribution Date will be equal to the number of Share equivalents accumulated in the Share Equivalent Account on the Distribution Date divided by the total of the payments to be made. All payments from the Share Equivalent Account will be made in whole Shares with fractional Shares distributed in cash.

(b)

Interest Account. Under the Interest Account, interest will be credited to the Non-Employee Director’s Deferral Account as of the business day coinciding with or next following each June 30 and December 31 (a “Valuation Date”) and on the date the final payment of a Deferral is to be made based on the balance in the Non-Employee Director’s Deferral Account deemed invested in the Interest Account on the Valuation Date or such final payment date. The rate of interest to be credited for a Program Year will be set at the beginning of each Program Year and will equal the cost to the Corporation of issuing five-year maturity debt or, in the event such cost is determined not to satisfy the independence criteria under Section 409A of the Code and the guidance issued thereunder, such other independently established interest rate that the Corporation elects to use that satisfies such independence criteria. If installment payments are elected, the amount to be paid to the Non-Employee Director on a Distribution Date will be determined as follows: the amount of the principal payment of each installment will be determined by dividing the current principal balance by the number of remaining installment payments and the amount of the interest payment will be determined by dividing the current interest balance by the number of remaining installment payments. All payments from the Interest Account will be made in cash.

5. Investment Elections and Changes. A Non-Employee Director’s investment elections will be subject to the following rules:

(a)	With respect to any Eligible Annual Cash Retainer, Committee Cash Retainer and Board Chairman Cash Retainer payments, if the Non-Employee Director fails to make an investment election with respect to a Deferral, the Deferral will be deemed to be invested in the Interest Account.

(b)	All investments in the Share Equivalent Account will be irrevocable.

(c)	A Non-Employee Director may elect to transfer amounts invested in the Interest Account to the Share Equivalent Account as of any Valuation Date by filing an investment change election with the EBAC prior to the Valuation Date on which the change is to become effective. The amount elected to be transferred to the Share Equivalent Account will be treated as invested in Share equivalents as of the Valuation Date, and the number of Share equivalents to be credited to the Non-Employee Director’s Deferral Account and appropriate subaccounts as of the Valuation Date will be determined by dividing the amount to be transferred by the Fair Market Value on such Valuation Date.

(d)	Until invested as of the Deferral Crediting Date in either the Interest Account or Share Equivalent Account, a Non-Employee Director’s Deferral will be credited with interest in such amount as the EBAC may determine.

6. Time and Method of Payment. Payment of a Non-Employee Director’s Deferral will be made in a single lump sum or will commence in installments as elected by the Non-Employee Director in the Deferral Election. If a Non-Employee Director’s Deferral Account is payable in a single lump sum, the payment will be made as soon as practicable following the Distribution Date but not later than 30 days following the Distribution Date. If a Non-Employee Director’s

Deferral Account is payable in installment payments, then the Non-Employee Director’s Deferral Account will be paid in substantially equal annual installments over the period as elected by the Non-Employee Director in the Deferral Election commencing as soon as practicable following the Distribution Date but not later than 30 days following the Distribution Date.

7. Payment Upon Death of a Non-Employee Director. In the event a Non-Employee Director dies before all amounts credited to his Deferral Account have been paid, payment of the Non-Employee Director’s Deferral Account will be made in a single sum payment as soon as practicable thereafter.

8. Beneficiary. A Non-Employee Director’s Beneficiary shall mean the individual(s) or entity designated by the Non-Employee Director to receive the balance of the Non-Employee Director’s Deferral Account in the event of the Non-Employee Director’s death prior to the payment of his entire Deferral Account. To be effective, any Beneficiary designation must be filed in writing with the EBAC. A Non-Employee Director may revoke an existing Beneficiary designation by filing another written Beneficiary designation with the EBAC. The latest Beneficiary designation received by the EBAC will be controlling. If no Beneficiary is named by a Non-Employee Director or if he survives all of his named Beneficiaries, the Deferral Account will be paid in the following order of precedence:

(1)	the Non-Employee Director’s spouse;

(2)	the Non-Employee Director’s children (including adopted children), per stirpes; or

(3)	the Non-Employee Director’s estate.

9. Form of Payment. The payment of that portion of a Deferral Account deemed to be invested in the Interest Account will be made in cash. The distribution of that portion of a Deferral Account deemed to be invested in the Share Equivalent Account will be distributed in whole Shares with fractional Shares distributed in cash.

10. Unforeseeable Financial Emergency. If the Committee or its designee determines that a Non-Employee Director has incurred an Unforeseeable Financial Emergency (as defined below), the Non-Employee Director may withdraw in cash and/or Shares the portion of the balance of his Deferral Account needed to satisfy the Unforeseeable Financial Emergency, to the extent that the Unforeseeable Financial Emergency may not be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Non-Employee Director’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. An “Unforeseeable Financial Emergency” is a severe financial hardship to the Non-Employee Director resulting from (i) a sudden and unexpected illness or accident of the Non-Employee Director or of a dependent of the Non-Employee Director; (ii) loss of the Non-Employee Director’s property due to casualty; or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Non-Employee Director as determined by the Committee. A withdrawal on account of an Unforeseeable Financial Emergency will be paid as soon as possible following the date on which the withdrawal is approved by the Committee.

11. Funding. Benefits payable under the Deferral Program to any Non-Employee Director will be paid directly by the Corporation. The Corporation will not be required to fund, or otherwise segregate assets to be used for payment of benefits under the Deferral Program. Notwithstanding the foregoing, the Corporation, in the discretion of the EBAC, may maintain one or more grantor trusts (“Trust”) to hold assets to be used for payment of benefits under the Deferral Program. The assets of the Trust will remain the assets of the Corporation subject to the claims of its general creditors. Any payments by a Trust of benefits provided to a Non-Employee Director under the Deferral Program will be considered payment by the Corporation and will discharge the Corporation of any further liability under the Deferral Program for such payments.

12. Interests Not Transferable. No benefit payable at any time under the Deferral Program will be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits, whether currently or thereafter payable, will be void. No person shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber his benefits under the Deferral Program, or if by any reason of his bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Deferral Program, then the EBAC, in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Deferral Program and hold or apply them for or to the benefit of such person entitled thereto under the Deferral Program or his spouse, children or other dependents, or any of them, in such manner as the EBAC may deem proper.

13. Forfeitures and Unclaimed Amounts. Unclaimed amounts will consist of the amounts of the Deferral Account of a Non-Employee Director that are not distributed because of the EBAC’s inability, after a reasonable search, to locate a Non-Employee Director or his Beneficiary, as applicable, within a period of two years after the Distribution Date upon which the payment of any benefits becomes due. Unclaimed amounts shall be forfeited at the end of such two-year period. These forfeitures will reduce the obligations of the Corporation under the Deferral Program and the Non-Employee Director or Beneficiary, as applicable, will have no further right to his Deferral Account.

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